Exhibit (g)(1)(g)

EXECUTION

AMENDMENT TO CUSTODIAN AGREEMENT

AMENDMENT AGREEMENT, dated November 21, 2022 and effective as of October 1, 2022, by and among TCW FUNDS, INC., a company organized under the laws of the state of Maryland (the “Fund”) and STATE STREET BANK AND TRUST COMPANY, a Massachusetts trust company (“State Street”).

WHEREAS the Fund and Investors Bank & Trust Company (“IBT”) entered into a Custodian Agreement dated June 29, 2007, as amended, modified and supplemented from time to time (the “Custodian Agreement”);

WHEREAS, IBT merged with and into State Street, effective July 2, 2007, with the result that State Street now serves as Custodian under the Custodian Agreement;

WHEREAS, the Fund has requested that State Street amend the Custodian Agreement and State Street has agreed to do so as an accommodation to the Fund notwithstanding that as amended, the Custodian Agreement is not identical to the form of custodian agreement customarily entered into by State Street as custodian, in order that the services to be provided to the Fund on behalf of its Portfolios by State Street, as successor by merger to IBT, may be made consistently and predictably to the Fund; and

WHEREAS, the Fund and State Street desire to amend the Custodian Agreement as set forth below.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein set forth, the parties hereto agree as follows:

1)	Amendment of Custodian Agreement.

a)	Section 16.1of the Custodian Agreement is hereby amended by deleting such Section 16.1 in its entirety and by inserting in lieu thereof, the following:

“This agreement shall remain in effect until September 30, 2024 (the “Initial Term”), unless earlier terminated as provided herein. After the expiration of the Initial Term, the term of this Agreement shall automatically renew for successive one (1) year terms (each a “Renewal Term”) unless written notice of non-renewal is delivered by the non- renewing party to the other party no later than ninety days prior to the expiration of the Initial Term or any Renewal Term, as the case may be.”

2)	Miscellaneous.

a)	Except as amended hereby, the Custodian Agreement shall remain in full force and effect.

b)

This Amendment may be executed in several counterparts, each of which shall be deemed to be an original, and all such counterparts taken together shall constitute one and the same Agreement. Counterparts may be executed in either original or electronically transmitted form (e.g., faxes or emailed portable document format (PDF) form), and the parties hereby adopt as original any signatures received via electronically transmitted form.

IN WITNESS WHEREOF, each party hereto has caused this Amendment Agreement to be executed by its duly authorized officer, as the case may be, as of the date and year first above written.

TCW FUNDS, INC.
By:	/s/ Richard Villa
Name:	Richard Villa
Title:	Treasurer
STATE STREET BANK AND TRUST COMPANY
By:	/s/ Andrea E. Sharp
Name:	Andrea E. Sharp
Title:	Managing Director